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                                                                    EXHIBIT 2.3

                               ARTICLES OF MERGER
                                       OF
                           SPHERUS TECHNOLOGIES, INC.
                            (A Georgia Corporation)
                                      INTO
                             PENN-AKRON CORPORATION
                             (A Nevada Corporation)

         Pursuant to Section 14-2-1105 of the Georgia Corporation Code, it is hereby certified, on behalf of each of the constituent corporations herein named as follows:

                                       I.

         The name of the constituent corporation which is to be the surviving corporation, hereinafter sometimes referred to as the "Surviving Corporation," is Penn-Akron Corporation, a Nevada corporation (the "Company").

                                      II.

         The name of the constituent corporation which is being merged into the Surviving Corporation, sometimes hereinafter referred to as the "Merged Corporation" is Spherus Technologies, Inc., a Georgia corporation. The Company and the Merged Corporation are hereinafter sometimes referred to collectively as the "Constituent Corporations."

                                      III.

         An Agreement and Plan of Merger, which is hereinafter sometimes referred to as the "Plan of Merger," setting forth the terms and conditions of the merger of the Merged Corporation into the Company (the "Merger") has been adopted by the Directors and approved by the Shareholders of both the Company and the Merged Corporation in accordance with Section 92A.190 of the Nevada Revised Statutes and Section 14-2-1103 of the Georgia Business Corporation Code. An executed copy of the Plan of Merger is on file at the principal place of business of the Surviving Corporation which is located at 1355 Terrell Mill Road, Building 1466, Marietta, Georgia 30067. A copy of the Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any member of the Constituent Corporations.

                                      IV.

         The Articles of Incorporation of the Company shall continue to be the Articles of Incorporation of the Surviving Corporation from and after the Merger.

                                       V.

         The request for publication of a notice of filing this Certificate of Merger and payment therefor will be made as required by Section 14-2-1105.1 of the Georgia Corporation Code.

         The undersigned have caused these Articles of Merger to be executed as of this 14th day of April, 2000.


                                          PENN-AKRON CORPORATION


                                          By:    /s/    Curtis Olsen
                                             ----------------------------------
                                             Curtis Olsen, President


                                          By:    /s/    Allison Olsen
                                             ----------------------------------
                                             Allison Olsen, Secretary/Treasurer